Exhibit 4.15
Description of Registrant’s Debt Securities Registered
Pursuant to Section 12 of the Securities and Exchange Act of 1934.
As of January 1, 2022, Kellogg Company (the “Company,” “we,” “our,” and “us”) had four series of debt securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our debt securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our indenture, dated May 21, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”) and Officers’ Certificates incorporated by reference herein and as exhibits to our Annual Report on Form 10-K for the Year Ended January 1, 2022.
Description of Senior Notes
The following summarizes certain principal terms of our four series of notes (collectively, the “notes”) registered under Section 12 of the Exchange Act and their related documents comprising their respective terms as filed with the Securities and Exchange Commission.
The notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables, and effectively subordinated to all secured obligations, to the extent of the assets that serve as security for those obligations.
1.250% Senior Notes due 2025
On March 9, 2015 we issued €600,000,000 aggregate principal amount of 1.250% senior notes due 2025 (the “2025 notes”), bearing an interest rate of 1.250% per annum and maturing on March 10, 2025, at 100% of their principal amount. The 2024 notes are listed on the New York Stock Exchange under the symbol “K 25.”
Related Documents Incorporated by Reference
Officers’ Certificate of Kellogg Company (with form of 1.250% Senior Notes due 2025)
1.000% Senior Notes due 2024
On May 19, 2016, we issued €600,000,000 aggregate principal amount of 1.000% senior notes due 2024 (the “2024 notes”), bearing an interest rate of 1.000% per annum and maturing on May 17, 2024, at 100% of their principal amount. The 2024 notes are listed on the New York Stock Exchange under the symbol “K 24.”
Related Documents Incorporated by Reference
Officers’ Certificate of Kellogg Company (with form of 1.000% Senior Notes due 2024)
0.800% Senior Notes due 2022
On May 17, 2017, we issued €600,000,000 aggregate principal amount of 0.800% senior notes due 2022 (the “2022 notes”), bearing an interest rate of 0.800% per annum and maturing on November 17, 2022. The 2022 notes are listed on the New York Stock Exchange under the symbol “K 22A.”
Related Documents Incorporated by Reference
Officers’ Certificate of Kellogg Company (with form of 0.800% Senior Notes due 2022)
0.500% Senior Notes due 2029
On May 20 2021, we issued €300,000,000 aggregate principal amount of 0.500% Senior Notes due 2029 (“2029 notes”) bearing an interest rate of 0.500% per annum and maturing on May 20, 2029, at 100% of their principal amount. The 2029 notes are listed on the New York Stock Exchange under the symbol “K 29.”

Related Documents Incorporated by Reference
Officers’ Certificate of Kellogg Company (with form of 0.500% Senior Notes due 2029)
Optional Redemption
Each series of notes may be redeemed at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of the following amounts (i) 100% of the principal amount of the notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the applicable Officers’ Certificate), plus (a) 15 basis points for the 2022 notes and the 2025 notes, (b) 18 basis points for the 2021 notes and (c) 20 basis points for the 2024 notes, in each case plus accrued and unpaid interest thereon notes to the redemption date.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the applicable series of notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of, and premium, if any, and interest on the applicable series of notes to a holder who is not a U.S. person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the applicable series of notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;
(d)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2)to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
(5)to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7)to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;
(8)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9)to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the notes in the ordinary course of its lending business or (ii) that is neither (A) buying the notes for investment purposes only nor (B) buying the notes for resale to a third-party that either is not a bank or holding the notes for investment purposes only;
(10)to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or
(11)in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position or judicial precedent regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the respective issuance dates for the notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the applicable series of notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date.
Repurchase at Option of Holders Upon Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes in whole as described above by giving notice of such redemption to the registered holders of the notes, we will make an offer to each holder of notes to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail or provide a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or made. The notice shall, if mailed or made prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, we will, to the extent lawful:
• accept for payment all notes or portions of notes properly tendered pursuant to our offer;
•deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.
Definitions
“Below Investment Grade Rating Event” occurs if both the rating on the notes of the applicable series is lowered by each of the Rating Agencies and such notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
(1)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;
(2)     the adoption of a plan relating to our liquidation or dissolution;
(3)     the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or
(4)     the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets of those of our subsidiaries taken as a whole to another person or group may be uncertain.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).
“Fitch” means Fitch Ratings.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service Inc.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc.
“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Certain Indenture Provisions
Related Documents Incorporated by Reference
Indenture, dated as of May 21, 2009, between Kellogg Company and The Bank of New York Mellon Trust Company, N.A.
Each series of outstanding notes was issued under, and is subject to, the indenture. The following summarizes certain principal terms of the indenture.
The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.
Covenants
The indenture contains, among others, the covenants described below, which, unless otherwise described in an applicable prospectus supplement, will apply to all debt securities. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. Except as described in this prospectus, there are no covenants or other provisions which would offer protection to security holders in the event of a highly leveraged transaction, rating downgrade or similar occurrence.
Limitations on Liens
Under the indenture, if we or any of our Restricted Subsidiaries (as defined below) incur debt that is secured by a Principal Property (as defined below) or stock or debt of a Restricted Subsidiary, we must secure the debt securities that we issue under the indenture at least equally and ratably with the secured debt.
The foregoing restriction shall not apply to:
•mortgages on property, shares of stock or indebtedness (referred to in this prospectus as “property”) of any corporation existing at the time the corporation becomes a Restricted Subsidiary;
•mortgages existing at the time of an acquisition;
•purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period;
•mortgages in our favor or in favor of a Restricted Subsidiary;
•mortgages on property owned or leased by us or a Restricted Subsidiary in favor of a governmental entity or in favor of the holders of debt securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the mortgages;
•mortgages existing at the date of the indenture;
•certain landlords’ liens;
•mortgages to secure partial, progress, advance or other payments or any debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after completion of or the placing into operation of such constructed, developed, repaired, altered or improved property;
•mortgages arising in connection with contracts with or made at the request of governmental entities;
•mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;
•mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;
•mortgages for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;
•mortgages (including judgment liens) arising from legal proceedings being contested in good faith; or
•any extension, renewal or replacement of these categories of mortgages.
However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Property would not exceed 10% of our total assets, this requirement does not apply.
Sale and Leaseback
The indenture provides that we will not enter, nor will we permit any Restricted Subsidiary to enter, into a sale and leaseback transaction of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) unless: (a) we or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities issued pursuant to the indenture (provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such Attributable Debt is applied to the non-mandatory retirement of our long-term non-subordinated debt or long-term debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease.
Merger, Consolidation or Sale of Assets
Under the indenture, if, as a result of any consolidation or merger of Kellogg or any Restricted Subsidiary with or into any other corporation, or upon any sale, conveyance or lease of substantially all the properties of Kellogg or any Restricted Subsidiary, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary becomes subject to a mortgage, pledge, security interest or other lien or encumbrance, we will effectively provide that the debt securities issued pursuant to the indenture shall be secured equally and ratably by a direct lien on such Principal Property, shares of stock or indebtedness. The lien should be prior to all liens other than any liens already existing on the Principal Property, so long as the Principal Property, shares of stock or indebtedness are subject to the mortgage, security interest, pledge, lien or encumbrance.
Defined Terms
The following are certain key definitions used in the indenture.
The term “Subsidiary” is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation is at the time owned or controlled solely by us or in conjunction with or by one or more Subsidiaries.
The term “Restricted Subsidiary” is defined to mean any Subsidiary:
•substantially all of the property of which is located within the continental United States,
•which owns a Principal Property, and
•in which our investment exceeds 1% of our consolidated assets as shown on our latest quarterly financial statements.
However, the term “Restricted Subsidiary” does not include any Subsidiary which is principally engaged in certain types of leasing and financing activities.
The term “Principal Property” is defined to mean any manufacturing plant or facility which is located within the continental United States and is owned by us or any Restricted Subsidiary. Our board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that any such plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.
The term “Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered by the trustee under the indenture, except:
•debt securities cancelled by the trustee or delivered to the trustee for cancellation;
•debt securities, or portions thereof, for whose payment or redemption money in the necessary amount and in the specified currency has been deposited with the indenture trustee or any paying agent (other than Kellogg) in trust or set aside and segregated in trust by Kellogg (if Kellogg shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the indenture or provisions satisfactory to the trustee have been made; and
•debt securities which have been paid pursuant to the indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indenture, other than any debt securities in respect of which there shall have been presented to the trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are valid obligations of Kellogg.
The indenture provides that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have concurred in any direction, consent or waiver under the indenture, debt securities which are owned by us or any other obligor upon the debt securities or any affiliate of Kellogg or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the trustee knows to be so owned shall be so disregarded.
Events of Default
An Event of Default with respect to any series of debt securities is defined as:
•a default for 30 days in payment of interest on any security of that series;
• a default in payment of principal (or premium, if any) on any security of that series as and when the same becomes due either upon maturity, by declaration or otherwise;

•a default by us in the performance of any of the other covenants or agreements in the indenture relating to the debt securities of that series which shall not have been remedied within a period of 90 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding; and
•certain events of bankruptcy, insolvency or reorganization of Kellogg. The indenture provides that the trustee shall, with certain exceptions, notify the holders of the debt securities of Events of Default known to it and affecting that series within 90 days after the occurrence of the Event of Default.
The indenture provides that if an Event of Default with respect to any series of debt securities shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the relevant series then outstanding may declare the principal amount of all of the debt securities of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past uncured defaults may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding.
Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the indenture trustee shall be under no obligation to exercise any of the rights or powers in the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable security or indemnity. Subject to the provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture requires the annual filing by us with the trustee of a certificate as to compliance with certain covenants contained in the indenture.
No holder of any security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given the trustee written notice of an Event of Default with respect to the debt securities and also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any security to receive payment of the principal of (and premium, if any) and any interest on such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder.
Governing Law
The indenture provides that it and the notes be governed by, and construed in accordance with, the laws of the State of New York.